Exhibit 99.2

AMENDED AND RESTATED
TAX ALLOCATION AGREEMENT

This AMENDED AND RESTATED TAX ALLOCATION AGREEMENT is dated as of October 1, 2002, by and among Circuit City Stores, Inc. (“Circuit City”), a Virginia corporation, and those corporations listed on Exhibit A hereto (together with Circuit City, the “Parties”).

WHEREAS, as of the date hereof, Circuit City is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax returns (the “Affiliated Group”);

WHEREAS, Circuit City and members of its Affiliated Group previously executed that certain Tax Allocation Agreement dated as of May 1, 1994 (the “Original Tax Allocation Agreement”);

WHEREAS, Circuit City intends to separate the business of the CarMax Group from the rest of Circuit City Stores (the “Separation”) such that following the Separation CarMax, Inc., a Virginia corporation and currently a wholly-owned subsidiary of Circuit City, will become an independent separately traded public company;

WHEREAS, the Separation will be consummated by Circuit City Stores by means of (i) the redemption (the “Redemption”) of all of the issued and outstanding shares of CarMax Group Stock in exchange for shares of common stock, par value $.50 per share, of CarMax (the “CarMax Common Stock”) and (ii) the distribution (“the “Distribution”) of CarMax Common Stock to the holders of Circuit City Group Stock as a pro rata dividend;

WHEREAS, as a result of the Separation, the Parties desire to amend and restate the Original Tax Allocation Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of Taxes (including Taxes with respect to the Separation), and the prosecution and defense of any Tax controversies;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.    DEFINITIONS

SECTION 1.1.  General.     Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this Tax Allocation Agreement.

“Benefit Amount” shall mean the amount derived by adding (i) a Loss Company’s net operating loss multiplied by the highest marginal corporate income tax rate applicable for the taxable period to (ii) total credits generated by the Loss Company.

“Business Day” or “Business Days” shall mean a day which is not a Saturday, Sunday or a day on which the Federal Reserve banks are authorized or required by law to close.

“CarMax” shall have the meaning set forth in the recitals hereof.

“CarMax Group” shall mean CarMax, and each Subsidiary of CarMax, immediately after the Separation.

“Circuit City” shall have the meaning set forth in the recitals hereof.

“Circuit City Group” shall mean Circuit City, and each Subsidiary of Circuit City, immediately after the Separation.

“Circuit City Return” shall mean the federal income tax return of Circuit City prepared on a stand-alone basis for all taxable periods.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

“Consolidated Return” shall mean any federal income tax return where Circuit City and at least one Subsidiary jointly file.

“Control” shall have the meaning set forth in Section 355(a) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (1) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (2) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (3) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“Indemnified Liability” shall mean any liability imposed upon or incurred by any Member of the Circuit City Group for which it is indemnified and held harmless under Section 4.3(a).

“IRS” shall mean the Internal Revenue Service.

“Loss Company” shall mean any Member whose Separate Return shows a net operating loss.

“Member” shall mean each corporation that is a member of the Affiliated Group.

“Member Return” shall mean the federal income tax return of a Member prepared on a stand-alone basis for all taxable periods.

“Party” shall mean any of Circuit City or the corporations listed on Exhibit A hereto.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Proceeding” shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Prohibited Acts” shall have the meaning specified in Section 4.2.

“Ruling” shall mean the private letter ruling issued by the IRS to Circuit City dated April 10, 2002.

“Restricted Period” shall mean the two-year period commencing with the Separation.

“Separate Return” shall mean (i) for a Member other than Circuit City, the Member Return, after consideration of intercompany adjustments and eliminating entries, that is involved in the Consolidated Return and (ii) for Circuit City, the Circuit City Return, after consideration of intercompany adjustments and eliminating entries, that is involved in the Consolidated Return.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Agreement” shall mean the agreement between Circuit City and CarMax dated as of May 21, 2002.

“Separation Date” shall mean the Business Day on which the Separation is effected.

“Subsidiary” shall mean an entity more than 50% of the equity interest in which is owned directly or indirectly by Members.

“Tax” or “Taxes” shall mean any taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Taxing Authority including any interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including, without limitation, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Due” shall mean all federal income taxes, alternative minimum taxes, environmental taxes, penalties, interest, and any other amount properly included as being due for the return in question net of all available credits and deductions. Tax Due may not be less than zero.

“Tax Returns” shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

SECTION 1.2.  References; Interpretation.     References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II.    ALLOCATION OF TAX LIABILITIES

SECTION 2.1.  Allocation of Tax Liabilities.

(a) The Affiliated Group shall apportion its consolidated federal income tax liability among the Members on a separate company basis. Each Member shall be allocated liability for the Tax Due shown on its Separate Return.

For each taxable period, Circuit City will compute each Member’s Tax Due on a Separate Return basis. Circuit City will then allocate the tax liability to each Member based on the following method:

(i)
Step 1: The Tax Due shown on the Consolidated Return is allocated to each Member in the ratio that each Member’s Separate Return Tax Due bears to the sum of the Members’ Tax Due on their Separate Returns.

(ii)
Step 2: An additional amount is allocated to each Member equal to 100% of the excess of (1) the Member’s Separate Return Tax Due, over (2) the Consolidated Return Tax Due allocated to the Member in Step 1.

(iii)	Step 3: The total of the amounts allocated under Step 2 is credited to all Loss Companies in the ratio that each Loss Company’s Benefit Amount bears to the total Benefit Amounts of all Loss Companies.

(b)    If Tax Due on a Separate Return changes as the result of the filing of amended tax returns, carrybacks, carryovers, tax audits or for any other reasons, Circuit City shall recalculate the allocation of tax liability and pay to the applicable Member or the applicable Member shall pay to Circuit City, as the case may be, such amount within 90 days of the date such change is finally determined.

SECTION 2.2.  Estimated Tax Payments.    Circuit City will calculate each Member’s share of the Affiliated Group’s estimated tax payments consistent with the provisions of Section 2.1 and each Member will pay that amount to Circuit City within a reasonable time before the due date of the estimated tax payment. Any amounts paid under this Section 2.2 shall be credited against the amounts payable to Circuit City pursuant to Section 2.1 hereof. Circuit City will solely be responsible for making the required tax payments and will be responsible for any penalty or interest due with respect to any amount not paid timely.

SECTION 2.3.  Procedures.

(a)    The Affiliated Group shall file a Consolidated Return for each taxable year with respect to which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a Consolidated Return, unless the Parties elect not to file a Consolidated Return by mutual consent. Circuit City shall execute and file any consents, elections, and other documents required or appropriate for the proper filing of such Returns.

(b)    Unless otherwise agreed by the Parties in writing, Circuit City will deliver to each Member for its review and consent (which will not be unreasonably withheld) a draft of its Member Return as prepared on a separate basis, together with an explanation of applicable intercompany adjustments and eliminating entries, upon the request of each Member, not later than 30 days prior to the due date, including extensions, for the applicable Consolidated Return. If the Parties cannot agree with respect to such Member Return, the Parties will negotiate in good faith to resolve any such disagreement, and if it cannot be resolved will be subject to the provisions of Section 2.5, provided that notwithstanding this Section 2.3 Circuit City shall be entitled to file any Tax Return before its due date (including extensions). Each Member will allow Circuit City access to all work papers and other materials needed in the preparation of the Member Return and warrants that it will respond to any information requested concerning these items on a timely basis. In connection with the foregoing and other matters covered by this Agreement, Circuit City agrees to furnish accounting, administrative, technical and any other similar tax and accounting assistance requested by any Member for an agreed-on fee that shall be not less than the cost of such services to Circuit City.

(c)    Circuit City will prepare the Circuit City Return and the Affiliated Group’s Consolidated Return. Circuit City will be responsible for and bear all additional costs and efforts associated with the preparation of the Consolidated Return.

(d)    Circuit City will provide each Member with a complete copy of the Consolidated Return, upon the request of each Member, within a reasonable time after filing such return, and will grant each Member access to the work papers used to prepare the Member Return.

SECTION 2.4.  Audit.

(a)    Circuit City will defend on audit the Consolidated Returns. Each Party agrees (1) to notify the other of any contact that may be construed as indicating that a Tax Authority may or will question, or is questioning the treatment of any items covered by this Agreement, and (2) keep the other party appropriately informed of all matters relating to audits, submissions to tax authorities, protests, conferences, litigation, and similar items.

(b)    Within 90 days after any amended return is filed, any audit is settled, or any other event that causes a change in a Consolidated Return is finally resolved, the Tax Due for the applicable return will be recomputed and payment made on the basis set forth in Section 2.1 hereof.

SECTION 2.5.  Dispute Resolution.    If there is a conflict between any Member and Circuit City relating to any matters covered by this Agreement, such dispute shall be resolved by a mutually agreed upon nationally recognized firm of certified public accountants.

SECTION 2.6.  Application.    This Article will apply to all taxable years for which the Affiliated Group files a Consolidated Return, and shall terminate except as otherwise specifically provided herein with respect to any party when such party ceases to be a Member of the Affiliated Group. Notwithstanding termination of this Agreement or the filing of Consolidated Returns, this Agreement shall continue in effect with respect to any payment or refunds due or other matters relating to all taxable periods (or portions thereof) for which this Agreement was in effect.

SECTION 2.7.  Miscellaneous.    State and local taxes which are based upon net income shall be treated in a manner consistent with the methods applicable to federal income taxes if and when the Members file jointly on a consolidated, combined or unitary basis with respect to such taxes.

ARTICLE III.    RETURNS AND TAXES ATTRIBUTABLE TO MEMBERS OF THE
CARMAX GROUP

SECTION 3.1.  Short Period.

For the taxable period that includes the Separation Date, Circuit City shall include the Members of the CarMax Group in the Consolidated Return of the Affiliated Group for the portion of the taxable year ending on the Separation Date (the “Short Period”) on the basis of the closing of the books method. Any tax liability of the Members of the CarMax Group for the Short Period shall be determined under Article II hereof. To the extent permitted by law or administrative practice with respect to other Tax Returns, the taxable period of the Members of the CarMax Group shall be treated as ending on the Separation Date, and if the taxable period does not end on the Separation Date, the Parties shall apportion all tax items between the portions of the taxable period before and after the Separations Date on the closing of the books method.

SECTION 3.2.  Post-Separation CarMax Group Taxes.    Unless otherwise provided in this Agreement, CarMax shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to taxable periods beginning on or after the Separation Date that are attributable to any Member of the CarMax Group.

SECTION 3.3.  Post-Separation CarMax Group Tax Returns.

(a)    The filing of all Tax Returns relating to Members of the CarMax Group for periods beginning on or after the Separation Date shall be the responsibility of CarMax.

(b)    In the case of any partnership in which a Member of the CarMax Group is the designated Tax matters partner, CarMax shall cause such Member to continue to prepare and file such partnership’s Tax Returns.

SECTION 3.4.  Manner of Preparation.

(a)    Unless otherwise agreed by the Parties in writing, with regard to Tax Returns to be prepared and filed by Circuit City or any other Member of the Circuit City Group with respect to which CarMax has liability under this Agreement, Circuit City shall submit such Tax Return to CarMax at least 30 days prior to the date on which such Tax Return is due (including extensions). CarMax shall submit its comments to Circuit City within 10 days of receipt of such Tax Return.

(b)    All Tax Returns filed on or after the Separation Date shall be prepared in a manner that is consistent with the rulings obtained from the IRS or any other Taxing Authority in connection with the Separation (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a Final Determination to the contrary and unless deviation from past practice would have no material adverse effect on either Circuit City or CarMax, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns of the Affiliated Group have been filed.

SECTION 3.5.  Carrybacks.    In the event any net operating loss, capital loss or credit of the CarMax Group for any taxable period ending after the Separation Date is eligible to be carried back to a taxable period beginning prior to the Separation Date (any such amount, an “Eligible Amount”), CarMax shall, where applicable, elect to carry such Eligible Amount forward to subsequent taxable periods. If such Eligible Amount must be carried back to a taxable period of the Affiliated Group beginning prior to the Separation Date, any refund payable to CarMax shall be determined under the principles of Section 2.1 hereof.

SECTION 3.6.  Retention of Records; Access.

(a)    Circuit City and CarMax shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any Member of the Circuit City Group or the CarMax Group and for any Proceeding relating to such Tax Returns or to any Taxes payable by any Member of the Circuit City Group or the CarMax Group.

(b)    Circuit City and CarMax shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any Member of the Circuit City Group or the CarMax Group and for any Proceeding relating to such Tax Returns or to any Taxes payable by any Member of the Circuit City Group or the CarMax Group and (ii) its personnel and premises, for the purpose of the review or audit of such reports or returns to the extent relevant to an obligation or liability of a Party under this Agreement and in accordance with the procedures provided in Section 7.4 of the Separation Agreement.

(c)    The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

SECTION 3.7.  Confidentiality; Ownership of Information; Privileged Information.    The provisions of Article 7.2 and Exhibit D of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV.    SEPARATION TAX MATTERS

Notwithstanding anything herein to the contrary, the provisions of this Article IV shall govern all matters among the Parties related to an Indemnified Liability.

SECTION 4.1.  Compliance with the Ruling.    CarMax hereby confirms and agrees to comply with any and all covenants, agreements and representations in the Ruling applicable to CarMax or any member of the CarMax Group, including but not limited to agreeing that CarMax will not cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code during the Restricted Period.

SECTION 4.2.  Opinion Requirement for Major Transactions Undertaken by CarMax During the Restricted Period.    CarMax agrees that during the Restricted Period it will not (i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), (iii) sell or transfer all or substantially all its assets (within the meaning of Rev. Proc. 77-

37, 1977-2 C.B. 568) in a single transaction or series of related transactions, (iv) redeem or otherwise repurchase any of CarMax’s capital stock other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (v) enter into any negotiations, agreements or arrangements with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events, but excluding the Separation) that may cause the Separation to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of CarMax representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (collectively the “Prohibited Acts”), unless CarMax first obtains an opinion of a nationally recognized law firm reasonably satisfactory to Circuit City, or a supplemental ruling from the Internal Revenue Service, that such transaction, and any transaction related thereto, will not affect the qualification of the Separation under Section 355 of the Code or cause the stock of CarMax distributed in the Separation to fail to be treated as qualified property pursuant to Section 355(e) of the Code.

SECTION 4.3.  Indemnification.    If CarMax takes any action or enters into any agreement to take any action at any time on or following the Separation Date, including, without limitation, any Prohibited Act, or if there is a breach of Section 4.1 hereof, and the Separation shall fail to qualify under Section 355 of the Code or the stock of CarMax distributed in the Separation shall fail to be treated as qualified property pursuant to Section 355(e) of the Code as a result of such action, actions or breach, then CarMax shall indemnify and hold harmless Circuit City and each Member of the Circuit City Group against any and all Taxes imposed upon or incurred by any Member of the Circuit City Group and against any liability imposed on Circuit City or any Member of the Circuit City Group for Taxes of any stockholder of Circuit City as a result. Circuit City and each other Member of the Circuit City Group shall be indemnified and held harmless under this Section 4.3 without regard to the fact that CarMax may have obtained an opinion or supplemental ruling pertaining to the action pursuant to Section 4.2 hereof.

SECTION 4.4.  Procedural Matters.

(a)    Notice.    If either CarMax or Circuit City receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in an Indemnified Liability, the Party receiving such notice or communication shall promptly give written notice thereof to the other Party, provided that any delay by Circuit City in so notifying CarMax shall not relieve CarMax of any liability to Circuit City hereunder except to the extent CarMax is materially and adversely prejudiced by such delay. Circuit City undertakes and agrees that from and after such time as Circuit City obtains knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Separation (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), Circuit City shall (i) notify CarMax thereof, provided that any delay by Circuit City in so notifying CarMax shall not relieve CarMax of any liability to Circuit City hereunder except to the extent CarMax is materially and adversely prejudiced by such delay, (ii) consult with CarMax from time to time as to the conduct of such investigation or inquiry, (iii) provide CarMax with copies of all correspondence between Circuit City or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry and (iv) arrange for a representative of CarMax to be present at (but not participate in, except as otherwise provided in Section 4.4(c) below) all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry.

(b)    Written Acknowledgment.    Promptly upon receipt of notice as provided in Section 4.4(a), CarMax shall confirm in writing to Circuit City that the liability asserted in the notice of deficiency, claim or adjustment or other written communication would, if imposed upon or incurred by any Member of the Circuit City Group, be an Indemnified Liability, unless CarMax believes in good faith that such liability would not be an Indemnified Liability in which case CarMax shall set forth in writing to Circuit City the grounds for such belief.

(c)    Tax Proceedings Controlled by CarMax.    Any Proceeding that may result in an Indemnified Liability, which is acknowledged as such by CarMax pursuant to Section 4.4(b) hereof, shall be conducted in accordance with this Section 4.4(c) hereof.

(i)    Promptly upon CarMax’s written acknowledgment that the asserted liability is an Indemnified Liability pursuant to Section 4.4(b) hereof, CarMax shall assume and direct the defense or settlement of the Proceeding, subject to the participation and consultation of Circuit City. If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, Circuit City and CarMax shall use their respective commercially reasonable efforts to cause the Indemnified Liability to be the subject of a separate Proceeding. If such severance is not possible, CarMax shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

(ii)    Upon request, during the course of the Proceeding, CarMax shall from time to time furnish Circuit City with evidence reasonably satisfactory to Circuit City of its ability to pay the full amount of the Indemnified Liability. If at any time during such Proceeding, Circuit City reasonably determines, after due investigation, that CarMax may not be able to pay the full amount of the Indemnified Liability, if required, then CarMax shall be required to furnish a guarantee or performance bond satisfactory to Circuit City in an amount equal to the amount of the Indemnified Liability asserted by the Taxing Authority. If CarMax fails to furnish such guarantee or bond, Circuit City may assume control of the Proceedings in accordance with Section 4.4(d) hereof, provided, however, that Circuit City will not settle any Proceeding of which it assumes control pursuant to this Section 4.4(c)(ii) without the consent of CarMax, which consent will not be unreasonably withheld.

(iii)    CarMax shall pay all expenses related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by it and, to the extent that any such expenses have been or are paid by Circuit City or any Member of the Circuit City Group, CarMax shall promptly reimburse Circuit City or such Member therefor.

(iv)    Circuit City shall not pay (unless otherwise required by a proper notice of assessment and after prompt notification to CarMax of Circuit City’s receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of CarMax. Circuit City shall, at CarMax’s sole cost (including but not limited to any reasonable out-of-pocket costs incurred by Circuit

City), take such action as CarMax may reasonably request (including but not limited to the execution of powers of attorney for one or more persons designated by CarMax and the filing of a petition, complaint, amended Tax Return or claim for refund) in contesting the Indemnified Liability. CarMax shall, on a timely basis, keep Circuit City informed of all developments in the Proceeding and provide Circuit City with copies of all pleadings, briefs, orders, and other written papers pertaining thereto.

(v)    Subject to satisfaction of the conditions herein set forth, CarMax may direct Circuit City to settle the Indemnified Liability on such terms and for such amount as CarMax may direct. Circuit City may condition such settlement on receipt, prior to the settlement, from CarMax of the indemnity payment with respect to the Indemnified Liability less any amounts to be paid directly by CarMax to the Taxing Authority. CarMax may direct Circuit City, at CarMax’s expense, to pay an asserted deficiency for the Indemnified Liability out of funds provided by CarMax, and to file a claim for refund.

(d)    Tax Proceedings Controlled by Circuit City.    Should CarMax not provide Circuit City with the confirmation contemplated by Section 4.4(b) hereof within thirty (30) days following receipt of notice provided in Section 4.4(a) hereof or, following such confirmation, should CarMax fail within thirty (30) days following request therefor to furnish to Circuit City evidence of its ability to pay the full amount of the Indemnified Liability, or should Circuit City reasonably believe after due investigation that CarMax may not be able to pay the full amount of the Indemnified Liability, if required, and CarMax fails to furnish a guarantee or performance bond satisfactory to Circuit City in an amount equal to the amount of the Indemnified Liability then being asserted by the Taxing Authority, then Circuit City may assume control of the Proceeding upon the following terms: (1) Circuit City will diligently defend against the claim of the Taxing Authority, including the pursuit of the appeal of any adverse determinations to the appropriate tribunal (unless advised in writing by independent outside counsel at CarMax’s sole cost in its reasonable judgment that Circuit City would not prevail upon any such appeal) and shall employ such resources, including independent counsel, in conducting such defense as are reasonably commensurate to the nature and magnitude of the claim; (2) Circuit City will consult with CarMax as to the conduct of all Proceedings, will provide CarMax with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the Proceedings and will arrange for a representative of CarMax to be present at (but not to participate in) all meetings with the relevant Taxing Authority and all hearings before any court; and (3) Circuit City will not settle, compromise or concede any claim that would result in an Indemnified Liability unless Circuit City has made the determination, and has been so advised in writing by independent outside counsel at CarMax’s sole expense, that such settlement is reasonable in the circumstance. Subject to the above, any such Proceeding shall be controlled and directed exclusively by Circuit City and may be contested, defended, paid, settled, compromised or conceded by Circuit City and any related expenses incurred by any Member of the Circuit City Group, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants shall be reimbursed by CarMax, if CarMax admits or is found to have incorrectly failed to acknowledge the asserted liability as an Indemnified Liability as provided in Section 4.4(b) hereof; provided, however, that Circuit City will not be required to pursue the claim in the federal district court, Court of Claims or any state court if as a prerequisite to such court’s jurisdiction, it is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by CarMax at no cost to Circuit City.

(e)    Time and Manner of Payment.    Unless otherwise agreed in writing, CarMax shall pay to Circuit City the amount with respect to an Indemnified Liability (less any amount paid directly by CarMax to the Taxing Authority or made available to Circuit City under Section 4.4(d) hereof) at least two (2) Business Days prior to the date payment of the Indemnified Liability is to be made to the Taxing Authority. Such payment shall be paid by CarMax to Circuit City by wire transfer of immediately available funds to an account designated by Circuit City by written notice to CarMax prior to the due date of such payment. If CarMax delays making payment beyond the due date hereunder, CarMax shall pay interest to Circuit City on the amount unpaid at the rate of the monthly average of the “prime rate” as published in the Wall Street Journal for each day and the actual number of days for which any amount due hereunder is unpaid; provided, however, that this provision for interest shall not be construed to give CarMax the right to defer payment beyond the due date hereunder.

(f)    Refund of Amounts Paid by CarMax.    Should Circuit City or any other Member of the Circuit City Group receive a refund in respect of amounts paid by CarMax to any Taxing Authority on Circuit City’s behalf or paid by CarMax to Circuit City for payment to a Taxing Authority, or should any such amounts that would otherwise be refundable to Circuit City be applied or credited by the Taxing Authority to obligations of Circuit City or any other Member of the Circuit City Group unrelated to an Indemnified Liability, then Circuit City shall, promptly following receipt (or notification of credit), remit such refund (including any statutory interest that is included in such refund or credited amount) to CarMax.

(g)    Cooperation.    Subject to the provisions of Section 3.7 hereof, Circuit City and CarMax shall reasonably cooperate with one another in a timely manner in any Proceeding involving any matter that may result in an Indemnified Liability. Circuit City and CarMax agree that such cooperation shall include, without limitation, making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Proceeding. The party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.4(g) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

ARTICLE V.    MISCELLANEOUS

SECTION 5.1.  Complete Agreement; Construction.    This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

SECTION 5.2.  Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

SECTION 5.3.  Survival of Agreements.    Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Separation Date in accordance with their terms.

SECTION 5.4.  Expenses.    Except as otherwise set forth in this Agreement, all costs and expenses incurred on or prior to the Separation Date (whether or not paid on or prior to the Separation Date) in connection with the preparation, execution, delivery and implementation of this Agreement shall be charged to and paid by Circuit City. Except as otherwise set forth in this Agreement, the CarMax Group shall bear its own costs and expenses incurred after the Separation Date.

SECTION 5.5.  Notices.    All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To any Member of the Circuit City Group:

Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, VA 23233-1464
Attn: General Counsel

To any Member of the CarMax Group:

CarMax, Inc.
4900 Cox Road
Glen Allen, VA 23060-3314
Attn: General Counsel

SECTION 5.6.  Waivers.    The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

SECTION 5.7.  Amendments.    This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto; provided that this Agreement may be amended or terminated by the Members of the Circuit City Group for any taxable period beginning after the Separation without the consent of any Member of the CarMax Group.

SECTION 5.8.  Assignment.    This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 5.9.  Successors and Assigns.    The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 5.10.  Additional Members.    Any new Members of the Affiliated Group shall automatically become a Party to this Agreement upon becoming Members.

SECTION 5.11.  Third Party Beneficiaries.    This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 5.12.  Title and Headings.    Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 5.13.  Exhibits.    The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 5.14.  GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

SECTION 5.15.  Consent to Jurisdiction.    The Parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the Parties hereto arising out of this Agreement shall be any state or federal court sitting in Richmond, Virginia and each of the Parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction.

SECTION 5.16.  Severability.    In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CIRCUIT CITY STORES, INC., for itself and on behalf of the Members of the Circuit City Group

By:	/s/ PHILIP J. DUNN
Philip J. Dunn
Senior Vice President, Treasurer and Controller
CARMAX, INC., for itself and on behalf of the Members of the CarMax Group

By:	/s/ W. AUSTIN LIGON
W. Austin Ligon
President

EXHIBIT A

Circuit City Stores West Coast, Inc., a California corporation

Abbott Advertising Agency, Inc., a Virginia corporation

Circuit City Properties, Inc., a Virginia corporation

Patapsco Designs, Inc., a Maryland corporation

First North American National Bank, a Georgia corporation

Northern National Insurance Ltd., a Bermuda limited company

CC Distribution Company of Virginia, Inc., a Virginia corporation

Carmax, Inc., a Virginia corporation

Carmax Auto Superstores, Inc., a Virginia corporation (formerly Acme Commercial Corporation)

Carmax Auto Superstores West Coast, Inc., a California corporation (formerly C-Max Auto Superstores, Inc.)

CFC II, Inc., a Virginia corporation

CPD, Inc., a Virginia corporation

DC Funding International, Inc., a Delaware corporation

Tyler International Funding, Inc., a Delaware corporation

Sky Venture Corporation, a Virginia corporation